Exhibit 10.3

Global Restricted Stock Unit Award	Omnicell, Inc.
Grant Notice	4220 North Freeway
Fort Worth, Texas 76137

Name:	Employee ID:

You have been granted a Restricted Stock Unit Award in Omnicell, Inc. Common Stock as follows:

Type of Award:	Restricted Stock Unit (RSU)
Grant No.:
Equity Incentive Plan:	2009 Equity Incentive Plan
Date of Grant:
Shares Subject to Award:
Fair Market Value per Unit:
Total Price of Stock Unit:

Vesting Date	Number of Shares Vesting on Vesting Date

Delivery Schedule: Pursuant to Section 6 of the 2009 Equity Incentive Plan Global Restricted Stock Unit Award Agreement (the “Global Restricted Stock Unit Award Agreement”), the Company shall deliver on each vesting date one share of Common Stock for each Stock Unit which vests on such date, less any shares to be withheld pursuant to Section 10 of such Global Restricted Stock Unit Award Agreement.

By your acceptance of this Restricted Stock Unit Grant, you agree that this award is granted under and governed by the terms and conditions of this Grant Notice, Omnicell, Inc.’s 2009 Equity Incentive Plan (as amended from time to time) (the “Plan”) and by the terms and conditions of the Global Restricted Stock Unit Award Agreement which is attached hereto.

You understand and agree that as of the Date of Grant, this Grant Notice, the Global Restricted Stock Unit Award Agreement and the Plan set forth the entire understanding between you and Omnicell, Inc. regarding the grant set forth herein, and the underlying Common Stock, and supersede all prior oral and written agreements on that subject.

Chief Financial Officer

Attachment: Global Restricted Stock Unit Award Agreement

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Omnicell, Inc.
2009 Equity Incentive Plan
Global Restricted Stock Unit Award Agreement
Amended by the Compensation Committee of the Board of Directors Effective August 8, 2023

Pursuant to the Restricted Stock Unit Grant Notice (“Grant Notice”) and this Global Restricted Stock Unit Award Agreement, including any country-specific appendix thereto (the “Appendix” and collectively, the “Agreement”) and in consideration of your services, Omnicell, Inc. (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”) under its 2009 Equity Incentive Plan (the “Plan”). Your Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award. This Agreement shall be deemed to be agreed to by the Company and you upon the acceptance by you of the Grant Notice to which it is attached. Defined terms not explicitly defined in this Agreement shall have the same meanings given to them in the Plan. In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan shall control. The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.

1.GRANT OF THE AWARD. This Award represents the right to be issued on a future date the number of shares of the Company’s Common Stock as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of shares of Common Stock subject to the Award. This Award was granted in consideration of your future services to the Company or an Affiliate. Except as otherwise provided herein, you will not be required to make any payment to the Company (other than services to the Company or an Affiliate) with respect to your receipt of the Award, the vesting of the shares or the delivery of the underlying Common Stock.

2.VESTING. Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service (provided further that (i) subject to clause (ii) below, if at the time of termination of your Continuous Service you hold a position of Executive Vice President or above with the Company or its subsidiaries and your termination of your Continuous Service is by the Company without Cause, then any portion of the Award that was scheduled to vest within 12 months following the date of termination shall continue to vest and be settled in accordance with the vesting schedule during such 12-month period following your termination of Continuous Service, subject to your continued compliance with your obligations under Section 17, or (ii)(a) if your Continuous Service is terminated by the Company without Cause or (b) if immediately prior to an event giving rise to Good Reason (as defined in the Company’s Executive Severance Plan in effect immediately prior to the consummation of a Change in Control) you hold a position of Senior Vice President or above with the Company or its subsidiaries, and you resign for Good Reason , in either case within 24 months following the occurrence of a Change in Control (the termination pursuant to this clause (ii), a “CIC Qualifying Termination”), then any unvested portion of the Award shall fully vest and be settled upon such CIC Qualifying Termination, subject to your continued compliance with your obligations under Section 17. For purposes of your Award, a termination of your Continuous Service will be deemed

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to have occurred as of the date you are no longer actively providing services to the Company or an Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or other service agreement, if any). Your employment or service relationship will not be extended by any notice period (e.g., your period of service will not be extended by any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or service agreement, if any). The Committee shall have the exclusive discretion to determine when you are no longer providing Continuous Services for purposes of your Award (including whether you may still be considered to be providing services while on a leave of absence). Upon such termination of your Continuous Service, the shares credited to the Account that were not vested on the date of such termination or which are not scheduled to vest following your termination of Continuous Service in accordance with the terms of this Award or as otherwise determined by the Committee, will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Common Stock. For the avoidance of doubt, service during any portion of the vesting period shall not entitle you to vest in a pro rata portion of the Award.

3.NUMBER OF SHARES.

(a)The number of shares subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.

(b)Any shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other shares covered by your Award.

(c)Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 3. The Board shall, in its discretion, determine an equivalent benefit for any fractional shares or fractional shares that might be created by the adjustments referred to in this Section 3.

4.COMPLIANCE WITH LAW. You may not be issued any shares under your Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable securities and exchange control laws and regulations relevant to the Company and the offer of the RSUs and the underlying shares of Common Stock, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations. You understand that the Company is under no obligation to register or qualify the shares of Common Stock with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Common Stock. Further, you agree that the Company shall have unilateral authority to amend this Agreement without your consent, to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Common Stock.

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5.LIMITATIONS ON TRANSFER. Your Award is not transferable, except by will or by applicable laws of descent and distribution. In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the shares of Common Stock subject to the Award until the shares are issued to you in accordance with Section 6 of this Agreement. After the shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein and applicable securities laws as well as Company policies regarding its Common Stock. Notwithstanding the foregoing and to the extent permitted by applicable laws, (i) by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Common Stock to which you were entitled at the time of your death pursuant to this Agreement or (ii) upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Common Stock or other consideration hereunder, pursuant to a domestic relations order or marital settlement agreement that contains the information required by the Company to effectuate the transfer. You are required to notify the Company’s legal department prior to finalizing any domestic relations order or marital settlement to confirm that the terms of such domestic relations order or marital settlement comply with this Agreement and the Plan.

6.DATE OF ISSUANCE. Subject to the terms of this Agreement, the Company will deliver to you a number of shares of the Company’s Common Stock equal to the number of vested shares subject to your Award, including any additional shares received pursuant to Section 3 above that relate to those vested shares within 60 days following the applicable vesting date(s) or vesting event. However, if a scheduled delivery date falls on a date that is not a U.S. business day, such delivery date shall instead fall on the next following U.S. business day. The form of such delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

7.DIVIDENDS. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment as provided in Section 9(a) of the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.

8.RESTRICTIVE LEGENDS. The shares issued under your Award shall be endorsed with appropriate legends determined by the Company.

9.AWARD NOT A SERVICE CONTRACT.

(a)Your Continuous Service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason. Nothing in this Agreement (including, but not limited to, the vesting of your Award pursuant to the schedule set forth in Section 2 herein or the issuance of the shares subject to your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan

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shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company or an Affiliate of the right to terminate you and without regard to any future vesting opportunity that you may have.

(b)    By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the schedule set forth in Section 2 is earned only by continuing to provide Continuous Service (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement for the term of this Agreement, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your Continuous Service at any time.

(c)    No claim or entitlement to compensation or damages shall arise from forfeiture of the Awards resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any).

10.RESPONSIBILITY FOR TAXES/SECTION 409A.

(a)You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate employing or otherwise retaining your services (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under

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no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

On or before the time you receive a distribution of the shares in respect of your Award, or at any time thereafter as requested by the Company and/or the Employer, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the Tax-Related Items. Except as provided below, the Company shall withhold from the shares of Common Stock issuable to you to satisfy the Tax-Related Items. By your acceptance of the Award, you agree that: (i) in the event that such withholding from the shares of Common Stock is problematic under applicable tax or securities law or has materially adverse accounting consequences, the Company shall instead withhold from any other compensation paid to you by the Company or the Employer in partial or full satisfaction of the Tax-Related Items, and (ii) the Company may determine in its sole discretion to instead withhold from any other compensation paid to you by the Company or the Employer in partial or full satisfaction of the Tax-Related Items, provided that if you are subject to reporting obligations under Section 16 of the Exchange Act, exercise of such discretion is subject to the prior approval and direction of the Committee. In no way limiting the foregoing, the Company is hereby authorized to withhold shares of Common Stock that are otherwise to be issued and delivered to you under this Award in partial or full satisfaction of the Tax-Related Items; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested Award, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

(b)You agree to pay the Company or the Employer any amount of Tax- Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. Unless the obligation for Tax-Related Items is satisfied, the Company shall have no obligation to deliver to you any Common Stock.

(c)In the event the obligation of the Company and/or any Affiliate to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the withholding obligation was greater than the amount, if any, withheld by the Company and/or any Affiliate, you agree to indemnify and hold the Company and its Affiliates harmless from any failure by the Company and/or any Affiliate to withhold the proper amount.

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(d)To the extent Section 409A of the Code (“Section 409A”) applies to the Award, the Award shall be administered and interpreted in accordance with the requirements thereof, and each settlement hereunder shall be considered a separate installment payment. Without limitation, if you are a “specified employee” within the meaning of Section 409A, to the extent required to avoid accelerated taxation and penalties under Section 409A, the Common Stock that would otherwise be delivered to you pursuant to the Award during the six-month period immediately following your “separation from service” within the meaning of Section 409A (a “Separation from Service”) will instead be delivered on the six-month anniversary of your Separation from Service (or your death, if earlier). In addition, in the event (i) the vesting of the RSUs is accelerated in connecting with a CIC Qualifying Termination and the Change in Control under the Plan is not a “change in control event” under Section 409A or (ii) the Award vests under Section 9(c) of the Plan and the Corporate Transaction (as defined in the Plan) is not a “change in control event” under Section 409A or accelerated settlement would otherwise be prohibited under Section 409A, then the unvested portion of the Award shall fully vest as of such termination of Continuous Service or Corporate Transaction, as applicable, and shall be settled in accordance with the vesting schedule set forth in the Grant Notice to the extent required to comply with Section 409A.

11.UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 6 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

12.NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13.NATURE OF GRANT. In accepting the grant, you acknowledge, understand and agree that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

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(b)the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

(c)all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;

(d)you are voluntarily participating in the Plan;

(e)the Awards and the shares of Common Stock subject to the Awards, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)the Awards and the shares of Common Stock subject to the Awards, and the income from and value of same, are not part of normal or expected compensation for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(g)the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(h)unless otherwise agreed with the Company, the Awards and the shares of Common Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provider as a director of any parent company or Affiliate;

(i)unless otherwise provided in the Plan or by the Company in its discretion, the Awards and the benefits evidenced by this Agreement, do not create any entitlement to have the Awards or any such benefits transferred to or assumed by another company, nor to be exchanged, cashed out or substituted for in connection with any corporate transaction affecting the Common Stock; and

(j)neither the Company, the Employer nor any Subsidiary or Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Awards or of any amounts due to you pursuant to the settlement of the Awards or the subsequent sale of any shares of Common Stock acquired upon settlement.

14.NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

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15.DATA PRIVACY. If you would like to participate in the Plan, you will need to review the information provided in this Section 15 and, where applicable, declare consent to the processing and/or transfer of personal data as described below.

(a)Data Collection and Usage. The Company collects, processes and uses personal data about you, including but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, which the Company receives from you or your Employer (“Personal Data”). In order you to participate in the Plan, the Company will collect Personal Data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan.
(b)Stock Plan Administration and Service Providers. The Company may transfer Personal Data to Morgan Stanley/E*TRADE (“Service Provider”), an independent service provider based in the U.S., which is assisting the Company with the implementation, administration and management of the Plan. Service Provider may open an account for you to receive and trade shares of Common Stock. You may be asked to acknowledge, or agree to, separate terms and data processing practices with Service Provider, with such agreement being a condition to the ability to participate in the Plan.

(c)International Data Transfers. Personal Data will be transferred from your country to the U.S., where the Company and its service providers are based. You understand and acknowledge that the U.S. might have enacted data privacy laws that are less protective or otherwise different from those applicable in your country of residence. The Company’s legal basis, where required, for the transfer of Data is your consent.

(d)Data Retention. The Company will use Personal Data only as long as necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including, without limitation, under tax and securities laws. When the Company no longer needs Personal Data for any of the above purposes, the Company will cease to use Personal Data for this purpose. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis is your consent.

(e)Data Subject Rights. You understand that you may have a number of rights under data privacy laws in your jurisdiction. Subject to the conditions set out in the applicable law and depending on where you are based, such rights may include the right to (i) request access to, or copies of, Personal Data processed by the Company, (ii) rectification of incorrect Personal Data, (iii) deletion of Personal Data, (iv) restrictions on the processing of Personal Data, (v) object to

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the processing of Personal Data for legitimate interests, (vi) portability of Personal Data, (vii) lodge complaints with competent authorities in your jurisdiction, and/or to (viii) receive a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding these rights or to exercise these rights, you can contact GDPR@omnicell.com or our EU Data Protection Officer as follows:

2B Advice GmbH
Joseph-Schumpeter-Allee 25, 53227 Bonn, Germany
Telephone: +49 228 926165 120
E-Mail: omnicell@2b-advice.com

(f)Voluntariness and Consequences of Consent Denial or Withdrawal. You hereby unambiguously consent to the collection, use and transfer, in electronic or other form, of your Personal Data, as described above and in any other grant materials, by and among, as applicable, your Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that you may, at any time, refuse or withdraw the consents herein, in any case without cost, by contacting in writing your human resources representative. If you do not consent or later seek to revoke your consent, your employment status or service with your Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the Awards or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing consent may affect your ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, you should contact your local human resources representative.

Declaration of Consent. By accepting the Awards and indicating consent by signing the Grant Notice or through the Company’s online acceptance procedure, you explicitly declare your consent to the entirety of the Personal Data processing operations described above including, without limitation, the onward transfer of Personal Data by the Company to the Service Provider or, as the case may be, a different service provider of the Company in the U.S.

16.MISCELLANEOUS.

(a)The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

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(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

(d)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17.RESTRICTIVE COVENANTS. As a condition to receiving the Award, you hereby agree to the covenants set forth below.

(a)Acknowledgements. Pursuant to your Continuous Service with the Company, you have or will have access to, and knowledge of, Confidential Information of the Company. You acknowledge that any unauthorized use (including use for your own benefit or to the benefit of others), transfer, or disclosure by you of such confidential information can place the Company at a competitive disadvantage and cause damage, financial and otherwise, to its business. Notwithstanding the foregoing, you acknowledge and confirm your understanding that nothing in this Agreement limits your ability to communicate with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”) or otherwise testify, assist, or participate in any investigation, hearing, or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Additionally, nothing in this Agreement shall be construed to prohibit you from engaging in protected concerted activity under the National Labor Relations Act for the purpose of collective bargaining or other mutual aid or protection, including, without limitation, (i) making disclosures concerning this Agreement in aid of such concerted activities, (ii) filing unfair labor practice charges, (iii) assisting others who are filing such charges, and (iv) cooperating with the investigative process or the NLRB or other Government Agencies. You further acknowledge that, because of the knowledge of and access to such confidential information that you have acquired or will have acquired during your Continuous Service, you will be in a position to compete unfairly with the Company following the termination of your Continuous Service.

As used in this Agreement, “Confidential Information” means (1) information of the Company, to the extent not considered a Trade Secret under applicable law that: (a) relates to the Business of the Company, (ii) possess an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed; or (2) information

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of any third party provided to the Company that the Company is obligated to treat as confidential (such third party to be referred to as the “Third Party”), including, but not limited to, information provided to the Company by its licensors, suppliers, or Customers. Subject to the foregoing general definition, Confidential Information includes, but is not limited to: (a) business plans; (b) the composition, description, or characteristics of current or contemplated products of the Company; (c) pricing information, such as price lists; (d) proprietary software and reports derived from said software; (e) advertising or marketing plans; (f) information regarding independent contractors, employees, licensors, suppliers, customers, or any Third Party, including, but not limited to, customer lists compiled by the Company, and customer or market information compiled by the Company; and (g) information concerning the Company’s financial structure or condition, the Company’s prospects or plans, its marketing and sales programs, the Company’s research and development information, the Company’s contemplated or actual mergers and acquisitions, stock splits and divestitures, and its methods and procedures of operation. Confidential Information shall not include any information that: (x) is or becomes generally available to the public other than as a result of an unauthorized disclosure; (y) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party; or (z) otherwise enters the public domain through lawful means.

As used in this Agreement, “Trade Secret” means the Company’s trade secrets as defined by applicable statutory or common law.

(b)    Non-Competition. During the term of your Continuous Service and for the twelve (12) months thereafter (“Restricted Period”), you will not, except as authorized by the Company, perform the same or similar tasks that you performed on behalf of the Company during your last twelve (12) months of Continuous Service (“Competitive Tasks”) on behalf of any entity in competition with the Company contained on the then current “Competing Organization” list of such entities available under the Legal Policy Library section of the Company’s intranet site at: https://omnicell.sharepoint.com/sites/OmnicellPolicies/PolicyProcedures/Omnicell%20Competing%20Organization%20List.pdf (“Competitors”) anywhere the Company does Business (“Restricted Territory”). This provision shall be limited to performing Competitive Tasks only in the area(s) of the Business in which you worked or for which you had responsibility during your last twelve (12) months of Continuous Service with the Company. As used in this Agreement, “Business” means the development, manufacture, sale, or marketing of manufactured automated systems for medication management in hospitals and other healthcare settings, and medication adherence packaging and patient engagement software used by retail pharmacies. This provision does not apply to you if you live in California or Minnesota. If the enforcement of this restriction post-employment is not permitted under applicable law, then your Restricted Period will only be for the term of your Continuous Service for purposes of this Section 17(b).

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(c)    Non-Solicitation of Customers. During the Restricted Period, you will not directly or indirectly solicit any person or entity to whom the Company has sold products or services, directly solicited to sell its products or services, or cultivated a relationship intended to increase the sales of the Company’s products or services in the previous twelve (12) months (“Customers”) of the Company in the Restricted Territory with whom you had Contact for the purpose of selling or providing any products or services competitive with those offered by the Company. As used in this Agreement, “Contact” means any interaction that takes place in the last twelve (12) months of your Continuous Service with the Company and is between you and a Customer: (i) with whom you dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by you; (iii) about whom you obtained trade secrets or confidential information in the ordinary course of business as a result of your work performed on behalf of the Company; or (iv) who purchases products or services from the Company, the sale or provision of which directly results or resulted in compensation, commissions, or earnings for you. Nothing in this Section shall be construed to prohibit you from soliciting: (a) a Customer that has terminated its business relationship with the Company (for reasons other than being solicited or encouraged by you to do so); (b) a product line or service line competitive with one that the Company no longer offers; or (c) a product line or service line with which you had no involvement while working for the Company and about which you did not learn Confidential Information.

Non-Solicitation of Customers For California and Colorado Employees Only: During the Restricted Period, you will not directly or indirectly use the Company’s Trade Secrets to solicit any Customer of the Company with whom you had Contact for the purpose of selling or providing any products or services competitive with those offered by the Company. Nothing in this Section shall be construed to prohibit you from soliciting: (a) a Customer that has terminated its business relationship with the Company (for reasons other than being solicited or encouraged by you to do so); (b) a product line or service line competitive with one that the Company no longer offers; or (c) a product line or service line with which you had no involvement while working for the Company and about which you did not learn Confidential Information.

(d)    Non-Recruit of Employees. During the Restricted Period, you will not, directly or indirectly, solicit, recruit or induce any employee to terminate his or her employment relationship with the Company in order to work for you or any other person or entity engaged in the Business.

(e)    Remedies for Violation of Restrictive Covenants. You agree that, if you breach any of the provisions of this Section 17: (i) the Company shall be entitled to all of its remedies at law or in equity, including money damages and injunctive relief; (ii) in the event of such breach, in addition to the Company’s other remedies, any unvested portion of the Award will be immediately forfeited and deemed canceled, and you agree to immediately transfer back to the Company any shares that vested during the 18 months prior to the date of your termination of

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Continuous Service (or if applicable law mandates a maximum time that is shorter than 18 months, then for a period of time equal to the shorter maximum period) any such shares still held by you and to pay immediately to the Company the fair market value (determined as of the applicable vesting date or vesting event) of any such shares not still held by you; and (iii) the Company shall also be entitled to an accounting and repayment from you of all profits, compensation, commissions, remuneration or benefits that you (and/or the applicable Competitor) directly or indirectly have realized or may realize as a result of or in connection with any breach of these covenants, and such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company may be entitled at law or in equity.

(f)    Reasonable and Necessary. You agree that the covenants set forth in this Section 17 are reasonable and necessary for the protection of the Company’s legitimate business interest, that they do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, that they contain reasonable limitations as to time and scope of activity to be restrained, that they do not unduly restrict your ability to earn a living, and that they are not unduly burdensome to you.

(g)    Severability of Restrictive Covenants. Each provision of this Section 17 constitutes an entirely separate and independent restriction and the duration, extent, and application of each of the restrictive covenants contained herein are no greater than is necessary for the protection of the Company’s interests. If any part or provision of this Section 17 is held unenforceable, it shall be severed and shall not affect any other part of this Section 17.

18.GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided herein, in the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

19.LANGUAGE. You acknowledge that you are sufficiently proficient in English or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

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21.CHOICE OF LAW; VENUE. The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the state of Delaware, or any federal court sitting in the state of Delaware, and no other courts, where this grant is made and/or to be performed.

22.AMENDMENT. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed or otherwise accepted by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder in a material manner may be made without your written consent. Without limiting the foregoing, the Board reserves the right, by written notice to you, to impose new provisions or to change the existing provisions of this Agreement in any way it may deem necessary or advisable for legal or administrative reasons to carry out the purpose of the grant.

23.INSIDER TRADING RESTRICTIONS/MARKET ABUSE LAWS. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, your country, the broker’s country and the country or countries in which the Common Stock is listed, which may affect your ability, directly or indirectly, to purchase or sell, or attempt to sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Awards), or rights linked to the value of shares of Common Stock, during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing the inside information. Furthermore, you understand that you may be prohibited from (i) disclosing the inside information to any third party, including fellow employees and (ii) “tipping” third parties by sharing with them Company insider information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may apply to you under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

24.FOREIGN ASSET/ACCOUNT REPORTING REQUIREMENTS. If you reside in a country outside the United States, there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares of Common Stock or cash received from participating in the Plan (including from any dividends paid on shares of Common Stock) in a brokerage account or bank outside of your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country within a certain time after receipt. It is your responsibility to comply with such regulations and you should speak to your personal legal advisor on this matter.

25.APPENDIX. Notwithstanding any provisions in this Agreement, the Award grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement

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for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country, if any, will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

26.IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, on the Awards and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

27.WAIVER. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.

28.ELECTRONIC DELIVERY AND ACCEPTANCE. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

* * * * *

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Appendix

Omnicell, Inc.
2009 Equity Incentive Plan

Global Restricted Stock Unit Award Agreement

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Global Restricted Stock Unit Agreement (the “Agreement”) or the Plan.
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Restricted Stock Unit Award (“RSUs”) granted to you under the Plan if you work and/or reside in one of the countries listed below. This Appendix forms part of the Agreement.
If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.

Notifications
This Appendix also includes information regarding exchange control and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time you vest in the RSUs and acquire shares of Common Stock or sell shares of Common Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the information contained herein may not apply to you in the same manner.

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Australia

Notifications

Securities Law Information. This offer of RSUs is being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth). Please note that if you offer shares of Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on your disclosure obligations prior to making any such offer.

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in the Act).

Canada

Terms and Conditions

Settlement of RSUs. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the RSUs do not provide any right for you, as a resident of Canada, to receive a cash payment and the RSUs shall be paid in shares of Common Stock only.

Nature of Grant. The following provision replaces Section 2 of the Agreement:

Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

For purposes of the Award, a termination of your Continuous Service will be deemed to occur as of the date that is the earlier of (i) the date of your termination, (ii) the date you receive notice of termination, or (iii) the date you are no longer actively providing services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Canadian laws or the terms of your employment or service agreement, if any), regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any; unless otherwise expressly provided in this Agreement or determined by the Company, your right to vest in the Awards under the Plan, if any, will terminate as of such date; in the event that the date you are no longer actively providing services cannot be reasonably determined under the terms of this Agreement and the Plan, the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award (including whether you may still be considered to be providing services while on a leave of absence). Notwithstanding the foregoing, if applicable employment legislation explicitly requires continued vesting during a statutory notice period, your right to vest in the Awards, if any, will terminate effective as of the last date of the minimum statutory notice period but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting.

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Notifications

Securities Law Information. The sale of shares of Common Stock acquired under the Plan may not take place in Canada. This requirement will be satisfied where the shares of Common Stock are sold by the designated broker under the Plan through the facilities of the U.S. stock exchange on which the shares of Common Stock are currently listed (i.e., the Nasdaq stock market).

Foreign Asset/Account Reporting Information. Canadian residents are required to report their foreign specified property (e.g., shares of Common Stock) on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time in the year. The RSUs must be reported—generally at a nil cost—if the C$100,000 threshold is exceeded because of other foreign specific property held by you. The shares of Common Stock acquired under the Plan must be reported and their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB ordinarily would equal the fair market value of the shares of Common Stock at the time of acquisition, but if such Canadian resident owns other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares. The form T1135 generally must be filed by April 30 of the following year. Canadian residents should consult with a personal advisor to ensure compliance with the applicable reporting requirements.

France

Terms and Conditions

RSUs Not Tax-Qualified. The RSUs granted under this Agreement are not intended to qualify for special tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.

Language Consent. By accepting the RSUs, you confirm having read and understood the Plan and Agreement, including all terms and conditions included therein, which were provided in the English language. You accept the terms of those documents accordingly.

En acceptant les droits sur des actions assujettis à restrictions (« restricted stock units » ou « RSUs »), vous confirmez avoir lu et compris le Plan et le Contrat, en ce compris tous les termes et conditions de ces documents, qui ont été fournis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Information. French residents holding cash or securities (including shares of Common Stock) outside of France or maintaining a foreign bank or brokerage account (including accounts opened or closed during the tax year) must declare such assets and accounts to the French tax authorities when filing an annual tax return. Failure to comply could trigger significant penalties.

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Germany

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). If you make or receive a payment in excess of this amount (including if you acquire shares of Common Stock with a value in excess of this amount under the Plan or sell shares of Common Stock via a foreign broker, bank, or service provider and receive proceeds in excess of this amount) and/or if the Company or your Employer withholds or sells shares of Common Stock with a value in excess of this amount to cover Tax-Related Items, you must report the payment to Bundesbank either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available at the Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank.

Foreign Asset/Account Reporting Information. If your acquisition of shares acquired under the Plan leads to a so-called qualified participation at any point during the calendar year, you may need to report the acquisition when you file your tax return for the relevant year. A qualified participation is attained if (i) you own at least 1% of the Company and the value of the shares of Common Stock acquired exceeds €150,000 or (ii) you hold shares of Common Stock exceeding 10% of the Company’s total Common Stock.

India

Notifications

Exchange Control Information. You understand that you must repatriate any cash dividends paid on shares of Common Stock acquired under the Plan and any proceeds from the sale of such shares of Common Stock to India within a certain period of time after receipt of the proceeds. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is your responsibility to comply with the applicable exchange control laws in India.

Foreign Asset/Account Reporting Information. You are required to declare any foreign bank accounts and any foreign financial assets (including shares of Common Stock held outside India) in your annual tax return. You acknowledge that you are responsible for complying with this reporting obligation and you should confer with your personal tax advisor in this regard.

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United Arab Emirates

Notifications

Securities Law Information. Participation in the Plan is being offered only to eligible employees and is in the nature of providing equity incentives to employees in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development has approved the Plan or the Agreement nor taken steps to verify the information set out therein, and has no responsibility for such documents.

United Kingdom

Terms and Conditions

Settlement. The following provision supplements Section 3 of the Agreement:

Notwithstanding any discretion contained in the Plan or the Agreement, the RSUs will not be settled in cash or a combination of cash and shares of Common Stock. The RSUs will be settled only in shares of Common Stock.

Responsibility for Taxes. This provision supplements Section 10 of the Agreement:

Without limitation to Section 10 of the Agreement, you hereby agree that you are liable for any Tax-Related Items related to your participation in the Plan and hereby covenant to pay such Tax- Related Items, as and when requested by the Company or (if different) the Employer or by HM Revenue & Customs (“HMRC”) (or any other tax or relevant authority). You also hereby agree to indemnify and keep indemnified the Company and (if different) the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax or relevant authority) on your behalf.
Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. Instead, any Tax-Related Items not collected or paid may constitute a benefit to you on which additional income tax and National Insurance Contributions (“NICs”) may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee NICs due on this additional benefit, which can be recovered by any means set out in the Agreement.

National Insurance Contributions Acknowledgment. As a condition of participation in the Plan and the vesting of the RSUs, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the RSUs and any event giving rise to Tax-Related Items (the “Employer NICs”). Without limitation to the

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foregoing, you agree to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or election. You further agree to execute such other joint elections as may be required between you and any successor to the Company and/or the Employer. You further agree that the Company and/or the Employer may collect the Employer NICs from you by any of the means set forth in Section 10 of the Agreement. You must enter into the Joint Election concurrent with the execution of the Agreement.

If you do not enter into a Joint Election prior to the vesting of the RSUs or if approval of the Joint Election has been withdrawn by HMRC, the RSUs shall become null and void without any liability to the Company and/or the Employer.

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